Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On December 12, 2025, Hooker Furnishings Corporation (the “Company”) completed the previously announced sale of its Pulaski Furniture (“PFC”) and Samuel Lawrence (“SLF”) casegoods brands, including specified assets and liabilities related to those brands, to Magnussen Home Furnishings, Inc. (“Magnussen”) pursuant to the Asset Purchase Agreement, dated as of December 1, 2025 (the “Asset Purchase Agreement”), between the Company and Magnussen (the “Sale”). The aggregate purchase price was approximately $6.1 million, of which approximately $5.5 million was paid in cash at closing. The remaining $0.6 million that was held back, is payable after the expiration of a 210-day holdback period, less any amounts relating to indemnification claims as provided for in the Asset Purchase Agreement. The holdback amount is reflected as a receivable in the unaudited pro forma condensed consolidated balance sheet. The consideration received at closing differed from the carrying amount of the assets and liabilities classified as held for sale in the Company’s historical balance sheet due primarily to changes in the underlying assets and liabilities of the disposed business between the balance-sheet date and the closing date.

The following unaudited pro forma condensed consolidated statement of operations for the thirty-nine-week period ended November 2, 2025 and the unaudited pro forma consolidated statement of operations for the fifty-three-week period ended February 2, 2025 are (i) derived from the unaudited condensed consolidated financial statements of the Company for the period then ended and from the audited consolidated financial statements of the Company for the year then ended, respectively, and (ii) are presented to illustrate the Company’s results as if the Sale had occurred on January 29, 2024, the beginning of the earliest period presented. The following unaudited pro forma condensed consolidated balance sheet as of November 2, 2025, reflects the Company’s financial position as if the Sale had occurred on November 2, 2025.

These unaudited pro forma consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended, and Accounting Standards Codification 205-20, Discontinued Operations and are based upon management’s estimates utilizing the best available information and are subject to the assumptions and adjustments described below and in the accompanying notes. They are not intended to be a complete presentation of the Company’s operating results or financial position had the sale occurred as of and for the periods indicated, nor do they purport to project the results of operations or financial position for any future period or as of any future date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity. The unaudited pro forma condensed consolidated balance sheet reflects the settlement of the disposal group at its historical carrying amount as of November 2, 2025. Differences between the historical carrying amount and the final consideration received at closing arose due to changes in the assets and liabilities of the disposed business occurring after the balance-sheet date and prior to closing. These differences represent normal timing differences and are not reflected in the unaudited pro forma financial information.

These unaudited pro forma consolidated financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2025 filed with the Securities and Exchange Commission on April 18, 2025 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 2, 2025 filed with the Securities and Exchange Commission on December 12, 2025, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of such reports.

HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

	39 Weeks Ended November 2, 2025
	As Reported	Transaction Accounting Adjustment			Pro Forma
Assets
Current assets
Cash and cash equivalents	$1,354		$4,849	3(A)	$6,203
Trade accounts receivable, net	31,737				31,737
Inventories	52,146				52,146
Income tax recoverable	74				74
Prepaid expenses and other current assets	6,830		611	3(B)	7,441
Current assets held for sale	13,301		(13,301)	3(C)	-
Total current assets	105,442		(7,841)		97,601
Property, plant and equipment, net	25,008				25,008
Cash surrender value of life insurance policies	30,188				30,188
Deferred taxes	24,914				24,914
Operating leases right-of-use assets	24,369				24,369
Intangible assets, net	13,539				13,539
Goodwill	574				574
Non-current assets held for sale	-				-
Other assets	16,203				16,203
Total non-current assets	134,795		-		134,795
Total assets	$240,237		$(7,841)		$232,396

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$12,448	$			$12,448
Accrued salaries, wages and benefits	4,797				4,797
Accrued income taxes	35				35
Customer deposits	5,317				5,317
Current portion of operating lease liabilities	5,432				5,432
Other accrued expenses	2,335				2,335
Current liabilities held for sale	9,177		(9,177)	3(C)	-
Total current liabilities	39,541		(9,177)		30,364
Long term debt	3,815				3,815
Deferred compensation	6,287				6,287
Operating lease liabilities	20,838				20,838
Long-term liabilities held for sale	-				-
Total long-term liabilities	30,940		-		30,940
Total liabilities	70,481		(9,177)		61,304

Shareholders’ equity

Common stock, no par value, 20,000 shares authorized, 10,778 and 10,703 shares issued and outstanding on each date	50,977				50,977
Retained earnings	118,308		1,336	3(D)	119,644
Accumulated other comprehensive income	471				471
Total shareholders’ equity	169,756		-		171,092
Total liabilities and shareholders’ equity	$240,237		$(7,841)		$232,396

HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	39 Weeks Ended November 2, 2025
		Pro Forma
	As Reported	Adjustment		Pro Forma

Net sales	$211,157			$211,157

Cost of sales	158,421			158,421

Gross profit	52,736	-		52,736

Selling and administrative expenses	52,667			52,667
Goodwill and trade name impairment charges	15,576			15,576
Intangible asset amortization	1,911			1,911

Operating (loss) / income	(17,418)	-		(17,418)

Other income, net	480			480
Interest expense, net	634			634

(Loss) / income from continuing operations before income taxes	(17,572)	-		(17,572)

Income tax (benefit) / expense	(3,924)			(3,924)
Net income / (loss) from continuing operations	(13,648)	-		(13,648)
Net income / (loss) from discontinued operations, net of taxes	(13,855)	13,855	4(A)	-
Net (loss) / income	$(27,503)	$13,855		$(13,648)

Basic:
Loss from continuing operations per share	$(1.29)			$(1.29)
Loss from discontinued operations per share	(1.30)			-
Basic loss per share	$(2.59)			$(1.29)

Diluted:
Loss from continuing operations per share	$(1.29)			$(1.29)
Loss from discontinued operations per share	(1.30)			-
Diluted loss per share	$(2.59)			$(1.29)
Weighted average shares outstanding:
Basic	10,600			10,600
Diluted	10,600			10,600

HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In thousands, except per share data)

	53 Weeks Ended February 2, 2025
	As Reported	Disposition of PFC & SLF		Pro Forma Adjustments	Pro Forma
Net sales	$397,465	$80,107	4(B)		$317,358

Cost of sales	$308,195	$64,865	4(B)		$243,330
Inventory write downs	622	609	4(B)		13

Gross profit	88,648	14,632		-	74,016

Selling and administrative expenses	100,215	20,292	4(B)		79,923
Trade name impairment charges	2,831	1,776	4(B)		1,055
Intangible asset amortization	3,687	924	4(B)		2,763

Operating (loss) / income	(18,085)	(8,360)		-	(9,725)

Other income, net	2,933	-			2,933
Interest expense, net	1,274	-			1,274

(Loss) / income before income taxes	(16,426)	(8,360)		-	(8,066)

Income tax (benefit) / expense	(3,919)	(1,958)	4(C)	-	(1,961)

Net (loss) / income	$(12,507)	$(6,402)		$-	$(6,105)

(Loss) / earnings per share
Basic	$(1.19)				$(0.58)
Diluted	$(1.19)				$(0.58)

Weighted average shares outstanding:
Basic	10,525				10,525
Diluted	10,525				10,525

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Description of the Sale

On December 12, 2025, Hooker Furnishings Corporation (the “Company”) completed the previously announced sale of its Pulaski Furniture (“PFC”) and Samuel Lawrence (“SLF”) casegoods brands, including specified assets and liabilities related to those brands (collectively, the “Sale”), to Magnussen Home Furnishings, Inc. (“Magnussen”), pursuant to an Asset Purchase Agreement dated December 1, 2025 (the “Asset Purchase Agreement”).

The aggregate purchase price was approximately $6.1 million, subject to customary post-closing adjustments, of which approximately $5.5 million was paid in cash at closing, net of approximately $0.65 million of transaction-related costs. The approximately $0.6 million remaining represents a holdback amount, payable to the Company following the expiration of a 210-day holdback period, less any amounts relating to indemnification claims as provided for in the Asset Purchase Agreement. The holdback amount is reflected as a receivable in the unaudited pro forma condensed consolidated balance sheet.

As part of the Sale, Magnussen assumed certain liabilities associated with the disposed brands, including approximately $4.8 million of showroom lease liabilities related to the High Point showroom. The Company retained its Samuel Lawrence Hospitality (“SLH”) product line and received an exclusive, worldwide, royalty-free, fully-paid license to continue use of the “Samuel Lawrence Hospitality” name. The Company will continue to report the SLH product line within its “All other” segment.

(2) Basis of Pro Forma Presentation

The Company’s unaudited pro forma condensed consolidated financial statements have been prepared by management in accordance with Article 11 of Regulation S-X, as amended.

The unaudited pro forma condensed consolidated balance sheet as of November 2, 2025, has been prepared to give effect to the Sale.

(3) Pro Forma Adjustments to the Condensed Consolidated Balance Sheets

Explanations of the adjustments to the pro forma balance sheet are as follows:

(A) Adjustments reflect the increase in cash and cash equivalents resulting from the cash consideration received from Magnussen, amounting to approximately $5.5 million, net of legal, consulting and brokerage fees, and subject to customary purchase price adjustments.

(B) Adjustment reflects the cash holdback amount that is payable to the Company within two business days after the expiration of a 210-day holdback period.

(C) Represents the elimination of the assets and liabilities associated with the Pulaski Furniture and Samuel Lawrence casegoods brands, which were classified as held for sale as of November 2, 2025. The disposal of these assets, net of liabilities, reflects the financial impact of the sale.

(D) This adjustment reflects the estimated pro forma gain on disposal, which is calculated as the difference between the estimated aggregate net cash proceeds to be realized from the sale of the Pulaski Furniture and Samuel Lawrence businesses at the Closing and the carrying value of the disposal group as of November 2, 2025 net of estimated income taxes. The actual gain/loss on disposal, and the Company's estimate of income taxes, will be based on the balance sheet information as of the Closing and the finalization of the Company's current fiscal year tax provision, and may differ materially from the estimates used above. The pro forma gain on disposal has not been reflected in the unaudited pro forma condensed consolidated statements of operations as this amount pertains to discontinued operations and does not impact income from continuing operations.

(4) Pro Forma Adjustments to the Condensed Consolidated Statements of Operations

Explanations of the adjustments to the unaudited pro forma condensed consolidated statements of operations are as follows:

(A) FY26 Year-to-Date Period Ended November 2, 2025

Represents the removal of revenues, costs and expenses, and the net loss attributable to the Pulaski Furniture and Samuel Lawrence casegoods brands, which are reflected as discontinued operations in the Company’s historical condensed consolidated statements of operations included in the Form 10-Q filed on December 12, 2025.

(B) Fiscal Year Ended February 2, 2025

Represents the elimination of revenues, costs and expenses, and the net loss attributable to the Pulaski Furniture and Samuel Lawrence casegoods brands for the fiscal year ended February 2, 2025, presented as if the Sale had occurred at the beginning of fiscal 2025.

(C) Estimated Income Tax Effects

Represents the estimated income tax effects of the pro forma adjustments to the condensed consolidated statements of operations. The tax effects were calculated using statutory tax rates applicable to the Company and are based on management’s estimates. The estimated tax effects reflect the elimination of the operating results of the Pulaski Furniture and Samuel Lawrence casegoods brands and are included in the pro forma adjustments reflected in the accompanying statements of operations.

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